[LOGO]


FOR IMMEDIATE RELEASE

CONTACTS:
Chad Morris or Barbara Archer           Shiloh Kelly
Metzger Associates                      Director of Communications
chad@metzger.com                        Rocky Mountain Internet Inc.
archer@metzger.com                      shi@rmi.net
(303) 786-7000                          (303) 672-0732

                ROCKY MOUNTAIN INTERNET EXPANDS ITS REACH INTO KANSAS

RMI ADDS REVENUE AND CUSTOMER BASE THROUGH ACQUISITION OF UNICOM COMMUNICATIONS

DENVER, November 25, 1998 -- Rocky Mountain Internet Inc. (NASDAQ SmallCap Market-RMII, RMIIW) announced today it has completed the acquisition of Overland Park, Kansas-based Unicom Communications' Internet access and hosting business (http://www.unicom.net), in a stock transaction valued at $1.7 million. For 1998, Unicom is experiencing a revenue run rate in excess of $1 million.

"This acquisition, along with InternetNow!, which closed earlier this week, is keeping pace with our rapid expansion plans of becoming a national communications company," said Douglas H. Hanson, president, CEO and chairman of Rocky Mountain Internet (http://www.rmi.net). "As we move forward as a leading Web Solutions and e-commerce provider, Unicom's resources will be an unbelievable asset to our team."

As a result of the acquisition, Rocky Mountain Internet will take immediate control of Unicom's network operations, facilities and customers. Founded in 1995, Unicom Communications is an Overland Park, Kan.-based ISP with 3,500 subscribers. In addition to Internet access, the company also provides Web hosting and e-commerce solutions. Among the company's primarily business subscribers are Kansas City Power and Light, Data Supply Outlet, Universal Underwriters Group and Integrated Medical Resources.

ABOUT ROCKY MOUNTAIN INTERNET
Rocky Mountain Internet (http://www.rmi.net) is a national Web solutions and e-commerce company providing a wide range of Internet and data communication services to businesses and consumers with an emphasis on e-commerce solutions. Services include dedicated, dial-up and wireless Internet access, Web development, hosting and marketing, electronic commerce (e-SELL) and banner advertising management software applications (INFOHIWAY), network management, system integration, co-location services, paging, voice mail, local and long distance phone service, 800 service and IP Telephony.

(This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a result of risks and uncertainties which are described in the cautionary statements section of the company's 10K dated December 31, 1997, and include the need for additional financing, the ICC litigation, changing technology, competition, possible future government regulation, competition for talented employees, the Company's ability to fund future operations and the Company's need to refinance debt.)


                                       # # #